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                                   EXHIBIT 11


               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

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

                                                                         FOR THE YEARS ENDED DECEMBER 31,

                                                                   1999                  1998                  1997
                                                            -------------         ------------          -------------
Basic:
     Weighted average shares outstanding                        8,588,216            8,702,768              8,657,677

Diluted:
     Weighted average shares outstanding                        8,588,216            8,702,768              8,657,677
     Common stock equivalents                                           -              323,412                519,077
                                                            -------------         ------------          -------------

                                                                8,588,216            9,026,180              9,176,754
                                                            =============         ============          =============

Income before extraordinary item and
     preferred dividend requirement                          $ (7,846,811)         $ 5,869,969           $ 13,042,456
Preferred dividend requirement                                          -                    -                      -
                                                            -------------         ------------          -------------
Income applicable to common shareholders
     and before extraordinary item                             (7,846,811)           5,869,969             13,042,456
Extraordinary item                                             (1,706,416)                   -                      -
                                                            -------------         ------------          -------------
Net income applicable to common
     shareholders                                              (9,553,227)           5,869,969             13,042,456
                                                            =============         ============          =============


Earnings per share:

Basic:
     Net income before extraordinary item                         $ (0.91)              $ 0.67                 $ 1.51
     Extraordinary item                                             (0.20)                   -                      -
     Net income                                                     (1.11)                0.67                   1.51

Diluted:
     Net income before extraordinary item                           (0.91)                0.65                   1.42
     Extraordinary item                                             (0.20)                   -                      -
     Net income                                                     (1.11)                0.65                   1.42

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